Exhibit 99.1

PART II, Item I - "Legal Proceedings" of a Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed by NL Industries, Inc. (File No. 1-640)

       Reference is made to NL's 1997 Annual Report and NL's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 for descriptions of certain previously-reported legal proceedings.

       ~Brenner,~et~al.~v.~American~Cyanamid,~et~al.~(No.~12596-93).~In June
1998 defendants moved for partial summary judgment dismissing plaintiffs' market share and alternative liability claims.

       ~Parker~v.~NL~Industries,~et~al.~(No.~97085060~CC915).~In July 1998 the Court granted NL's motion for summary judgment on all remaining claims. Plaintiffs have appealed.

       ~Granite~City~Site.~NL has been informed that the U.S. EPA has reached an agreement in principle with the other PRPs settling their liabilities with respect to the site for approximately 50% of the site costs. NL is negotiating with the U.S. EPA to settle its liability.

       ~Pedricktown~Site.~~In June 1998 NL entered into a consent decree with the U.S. EPA and other PRPs to perform the remedial action phase at operable unit one. In addition, NL reached an agreement in principle with certain PRPs with respect to NL's liability at the site to settle this matter within previously-accrued amounts.

       ~State~of~Illinois~v.~NL~Industries,~et~al.~(No.~88-CH-11618).~In June
1998 the Illinois appellate court affirmed the ruling of the trial court dismissing the case. The State has petitioned the Supreme Court of Illinois to review the case.
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       ~United~States~v.~Peter~Gull~and~NL~Industries,~Inc.~(No.~91-4098).~In
June 1998 NL concluded the previously-reported agreement settling this matter within previously-accrued amounts.

       ~Seinfeld~v.~Simmons,~et~al.~(No.~C-336-96).~In May 1998 the previously-reported settlement was approved by the Court. In June 1998, pursuant to the settlement, Valhi transferred $14.4 million to NL and NL has agreed to reimburse plaintiffs' attorneys $3.2 million for fees and expenses.

       ~DeLeon~v.~Exide~Corp.~and~NL~Industries,~Inc.~(No.~DV98-02669-B).~In
May 1998 NL answered the complaint, denying liability.

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